Exhibit 4.7

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAW. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT, IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROUROCARE MEDICAL INC.

10% UNSECURED CONVERTIBLE SUBORDINATED DEBENTURE

Principal: $200,000.00	February 28, 2006
Debenture Number— D-003	Plymouth, Minnesota

For Value Received, the undersigned, ProUroCare Medical Inc., organized and validly existing under the laws of the State of Nevada, whose mailing address is One Carlson Parkway, Suite 124, Plymouth, Minnesota 55447, and its successors and assigns (the “Maker”), hereby unconditionally promises to pay to the order of Phillips W. Smith, Trustee of the Phillips W. Smith Family Trust, a resident of the State of Arizona, having a mailing address of 7501 North Ironwood Drive, Paradise Valley, Arizona 85253 and his/her successors and assigns (the “Holder”), at such place as may be designated from time to time by the Holder, the principal sum of $200,000.00, the original principal balance hereof, together with all accrued and unpaid interest thereon in accordance with the terms of this 10% Unsecured Convertible Subordinated Debenture (this “Debenture”).

The parties acknowledge that this Debenture is being issued as one in a series of Debentures in connection with a $2,000,000 private placement of Debentures (subject to possible increase in the sole discretion of the Maker without notice) conducted by the Maker (the “Placement”). The Debentures issued in the Placement are being issued pursuant to the Holders’ personal guarantees providing credit enhancement to and support for up to a $6,000,000 senior credit facility of Maker (the “Senior Credit Facility”). This Debenture and all other Debentures issued in the Placement have identical terms and provisions (except for the specific sums at issue) and are due and payable in full in thirty six (36) months from issuance and delivery. This Debenture is being issued pursuant to and is subject to the terms and provisions of a Subscription and Representation Agreement between the Maker and Holder (the “Subscription Agreement”). The provisions of the Holder’s Subscription Agreement are incorporated herein by reference with the same force and effect as if fully set forth herein.

Acceptance of this Debenture by the Holder shall be deemed agreement by the Holder of the terms included or incorporated in this Debenture. All payments under this Debenture shall be made in U.S. dollars and by check mailed by the Maker to the address of the Holder set forth above.

1. Interest Payment; Maturity; Subordination.

(a)          Stated Rate and Accrued Interest; Interest Paid Monthly. This Debenture shall accrue interest on the outstanding principal balance at an annual rate of 10% until paid in full, or otherwise converted into Maker’s common stock, as permitted or required hereunder. All interest due hereon shall be paid to Holder monthly and on the first business day of each calendar month hereunder.

(b)         Maturity Date. The entire principal amount of this Debenture shall be due and payable in full at 5:00 p.m. in the Central Time Zone on February 27, 2009, unless otherwise previously converted into Maker’s common stock in accordance herewith. (the “Maturity Date”).

(c)          Subordination By Holder. The Holder, by acceptance of this Debenture, covenants and agrees that the payment of principal and interest under this Debenture is hereby expressly subordinated to any and all existing Maker Senior Debt (as defined below). The Holder acknowledges and agrees that all Debentures, loan agreements and other documents and instruments related to Senior Debt (the “Senior Debt Documents”) may limit the actions that may be taken by the Holder hereunder and, in such event, the Holder agrees to take only such action and to such extent as may then be allowed by the Senior Debt Documents. “Senior Debt” shall mean all principal of (and premium of, if any) and unpaid interest on all indebtedness of the Maker created, incurred, assumed, or guaranteed by the Maker, or for which the Maker is otherwise directly or indirectly liable, for money borrowed: (i) from any banks, finance companies, trust companies, pension trusts, insurance companies, or other financial institutions unless the instrument under which such debt is created, incurred, assumed or guaranteed by the Maker expressly provide that such debt is not senior or superior in right of payment to this Debenture; and (ii) from any other third parties where any of the instruments under which such other third party debt is created, incurred, assumed or guaranteed by the Maker expressly provides that such debt is senior or superior in right of payment to this Debenture.

Upon (i) the maturity of Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the Maker upon dissolution, winding up, liquidation or reorganization of the Maker, the holders of such Senior Debt are entitled to receive payment in full before the Holder of this Debenture is entitled to receive any payment. With the exception of the foregoing, this Debenture shall rank equally with the Maker’s other unsecured debt (including, without limitation, all other Debentures) to the extent such other unsecured debt, by its express terms, is not superior in right of payment to this Debenture with respect to receiving payments or other distributions.

2.               Compliance with Securities Laws and Other Transfer Restrictions.

(a)          Investment Intent. The Holder of this Debenture, by acceptance hereof, agrees, represents and warrants that this Debenture is being acquired for investment purposes, that the Holder has no present intention to resell or otherwise dispose of all or any part of this Debenture.

(b)         Transfer. In the event the Holder of this Debenture desires to transfer this Debenture, the Holder shall provide the Maker with a Form of Assignment, in the form attached hereto describing the manner of such transfer, and an opinion of counsel ( acceptable to the Maker and its counsel) that the proposed transfer may be effected without registration or qualification under applicable securities laws, whereupon such Holder shall be entitled to transfer this Debenture in accordance with the notice delivered by such Holder to the Maker. If, in the opinion of the counsel referred to in this Subsection, the proposed transfer or disposition described in the written notice given may not be effected without registration or qualification of this Debenture, the Maker shall give written notice thereof to the Holder hereof, and such Holder will limit his/her activities in respect to such proposed transfer or disposition as, in the opinion of such counsel, are permitted by law.

(c)          Restrictive Legend. The Maker shall place one or more restrictive legends on the Debenture, which legends set forth the restrictions contained herein, and may further place a “stop transfer” restriction in the Maker’s books and records with respect to the Debenture. The restrictions set forth in this Debenture shall be binding upon any holder, donee, assignee or transferee of the Debenture.

3.               No Rights as Shareholder. This Debenture shall not entitle the Holder to any right to vote or receive distributions or any other rights as a shareholder or owner of the Maker, unless and until any portion of this Debenture is converted into the Maker’s common stock, as permitted or required herein.

4.               Events of Default. The occurrence of any one or more of the following events (whether such occurrence shall be voluntary or involuntary or occur or be effected by operation of law or otherwise) shall constitute an event of default hereunder:

(a)          if the Maker fails to pay when due any monthly interest payment due hereunder, or any other amount payable to Holder under the terms of this Debenture, and such failure to pay is not cured by Maker within 45 calendar days after written notice thereof is delivered by Holder to Maker;

(b)         if the Maker makes an assignment for the benefit of creditors;

(c)          if any order, judgment, or decree is entered adjudicating the Maker bankrupt; or

(d)         if the Maker petitions or applies to any tribunal for the appointment of a trustee or receiver or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction.

5.               Unsecured Maker Debenture. Holder acknowledges and agrees that the indebtedness represented by this Debenture is unsecured, and thus, is not secured by any assets or properties of Maker, or subject to any credit enhancement or guaranty of any type.

6.                  Conversion of Indebtedness into Maker’s Common Stock;  “Piggy-Back” and Demand Registration Rights for Common Stock Acquired Upon Conversion.

(a)Conversion of Indebtedness into Maker’s Common Stock. While this indebtedness in favor of Holder remains outstanding, Holder shall be entitled to convert, at Holders’ sole option, the entire principal balance of this Debenture, or any part hereof, into Maker’s common stock at a price of $.50 per share. However, if Maker’s existing Senior Debt Facility is not repaid, and Holder’s guarantee not released by August 31, 2007 (or subsequently, by October 31, 2007), then, in such instances, the conversion ratio set forth above shall be immediately be modified and altered on such dates, such that the principal balance of this Debenture, or any part hereof, shall be convertible into Maker’s common stock at a price of $.40 per share, and subsequently, $.30 per share, respectively. Holder shall provide Maker and its counsel with ten (10)  business days advance written notice of Holder’s intent to convert all, or any part, of this Debenture in accordance with this section. In connection with such conversion, Maker shall remit and pay to Holder all accrued and unpaid interest due hereon. All common stock of Maker so acquired by Holder in accordance with such conversion shall be entitled to “piggy back” and/or demand registration rights described below.

(b)         Piggy-back Registration Rights. If, at any time prior to payment in full of this Debenture, or any conversion hereof, Maker proposes to claim an exemption under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), for a public Placement of any of its securities, or seeks to register any of its securities under the Act (except by registration statement on a form that does not permit the inclusion of shares by its security holders), Maker will provide written notice of its intentions to Holders. Upon written request of each such Holder given within 10 business days after receipt of such notice, Maker shall use its best efforts to cause all common shares acquired by the Holder’s conversion of indebtedness to equity hereunder to be included in such proposed notification or registration statement, subject to approval by Maker’s then-existing broker-dealer or underwriter. The Holder’s written request shall specify the number of shares of Maker’s common stock intended to be sold or disposed of by the Holder, and describe the nature of any proposed sale or other disposition thereof. All notification or registration expenses shall be borne by Maker.

(c)          Demand Registration Rights. If, at any time prior to payment in full of this Debenture, or any conversion hereof, Holders of at least 60% or more of the value of the Debentures issued in the Placement elect to convert their Debentures into Maker’s common stock and demand registration of their shares for resale, Maker shall use its reasonable efforts to register the shares and to cause such registration to become effective within 90 calendar days of such demand.

(d)         One Registration. Upon completing a registration of the Maker’s common stock pursuant to paragraph (b) or (c) of this Section, the Maker shall have no further obligation to register shares hereunder. If a Holder does not elect to participate in such registration, he shall have no future right to demand a registration of his/her shares or participate in another registration through piggy-back rights.

7.                  Mandatory Conversion by Maker. Upon 20 day calendar notice by Maker upon retirement and payment in full of Maker’s Senior Debt Facility with its senior lender, Maker shall then henceforth, in its sole discretion, have the right and ability to call the Debentures and either pay such Debentures in full or require their immediate conversion into Maker’s common stock.

8.                  Miscellaneous.

(a) Wavier. No waiver hereunder or amendment of this Debenture shall be effective unless it is in writing and signed by the Maker, Holder and all the Holders of the Debentures issued pursuant to this Placement. The acceptance by the Holder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options hereunder at that time or at any subsequent time.

(b) Right to Grant Extension. Except as provided in Section 1 of this Debenture, Maker hereby agrees that the Holder has the right (but not the obligation) to grant any extension of time for payment of any indebtedness evidenced by this Debenture.

(c) Successors. The terms and provisions hereof shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Maker and Holder. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to such state’s choice of law principles.

(d) No Recourse. No recourse for the payment of the principal of or any interest on this Debenture, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Maker in any Debenture, or because of the creation of any indebtedness represented thereby, shall be against any organizer, member, officer, director, shareholder, or manager as such, past, present or future, of the Maker or of any successor entity either directly or through the Maker or any successor entity, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

(e)          Replacement. Upon receipt by the Maker of evidence reasonably satisfactory to it and its counsel, of the loss, theft, destruction or mutilation of this Debenture, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Maker of all legal and out of pocket expenses incidental thereto, and upon surrender and cancellation of this Debenture, if mutilated, the Maker will make and deliver a new Debenture of like tenor and dated as of the initial Debenture, in lieu of this Debenture.

(f)            Integration. This Debenture embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to such subject matter.

(g)         Governing Law. This Debenture shall be construed and interpreted pursuant to and in accordance with the laws of the State of Minnesota.

(h)         Binding Effect. This Debenture shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

(i)             Notices. All notices or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been sufficiently given: (i) if delivered by hand, when such notice is received from the notifying party; (ii) if transmitted by facsimile or timely delivered to a reputable express courier, on the next business day following the day so transmitted or delivered; or (iii) if delivered by mail, on the fifth day following the date such notice or other communication is deposited in the U.S. Mail for delivery by certified or registered mail addressed to the other party, or when actually received, whichever occurs earlier. All notices required or permitted to be given to Maker hereunder, to be deemed appropriately and timely given, shall also be simultaneously given to Maker’s counsel: Thomas J. Puff, Esq., Venture Law Resources, PLLC, 8400 Normandale Lake Blvd., Suite 920, Bloomington, Minnesota 55437.

IN WITNESS WHEREOF, the Maker has caused this Debenture to be executed by its authorized representative, who certifies that he has all necessary authority on behalf of the Maker to execute this Debenture and bind the Maker to the terms hereof.

PROUROCARE MEDICAL INC.

By	/s/ Maurice Taylor
Maurice Taylor

Its:	CEO

Attested:

/s/Thomas J. Puff
Thomas J. Puff, Esq.
Corporate Secretary